CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated July 26, 2012, accompanying the financial statements of California Investors' Quality Tax-Exempt Trust, Series 31 (included in Van Kampen Unit Trusts, Municipal Series 774) as of March 31, 2012, and for the period from April 1, 2009 (date of deposit) through March 31, 2010 and for each of the two years in the period ended March 31, 2012 and the financial highlights for the period from April 1, 2009 (date of deposit) through March 31, 2010 and for each of the two years in the period ended March 31, 2012, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-157233) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
July 26, 2012